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                                                                      EXHIBIT 99
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            HARRIS CORPORATION REVISES FISCAL 2001 EARNINGS ESTIMATES
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MELBOURNE, Florida. - February 26, 2001 - Harris Corporation (NYSE: HRS), a
worldwide communications equipment company, today said that with the continued slowdown in capital spending on wired networks, the company expects fiscal 2001 earnings per share to be within the range of $1.10 and $1.15. The estimate is below the company's prior target of $1.36 per share. Sales and earnings for all periods presented are compared on a pro forma basis as described in the company's second quarter earnings release.

Harris Chairman and CEO Phillip W. Farmer said, "We reported in our second quarter earnings release that CLEC (Competitive Local Exchange Carrier) financing problems and an abrupt slowdown in their DSL infrastructure buildouts were significantly impacting the line test portion of our network support operation. Although we expected some continued weakness in the second half of the year, market conditions have worsened. In addition to the CLEC collapse, the other portions of our network support business, including hand-held tool and test and network management product lines, are experiencing some impact from the general slowdown in telecom capital spending for wired networks.

"Naturally we have taken actions to reduce costs in this business. We are also intensifying our efforts to expand in overseas markets where network build-outs are continuing, and to further leverage our strength in the traditional ILEC (Incumbent Local Exchange Carrier) market," Mr. Farmer added.

Despite the difficulties in the wired network market, Mr. Farmer said, "We continue to see strong capital spending for wireless networks, a market served by our microwave radio products. In addition, our businesses that serve the broadcast, secure radio and government communications markets are all performing very well.

"We expect continued strong growth in our point-to-point microwave business and the introduction of new point-to-multipoint products will add to that growth in the next fiscal year. In Broadcast, recent positive rulings by the FCC ensure that
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the digital television transition that is already underway will proceed as planned, fueling strong growth for Harris. Also, our government division continues to raise its performance in the steadily-improving government market. The division is also successfully providing state-of-the-art technology and engineering expertise to help create advanced products for our commercial businesses," he added.

On a comparative basis, the company expects sales for the year to grow 10 - 15 percent over fiscal 2000, and earnings per share to grow 20 - 24 percent, excluding the first-year dilution from its WavTrace operation, which was acquired during the first quarter.

Harris Corporation is an international communications equipment company focused on providing product, system, and service solutions that take its customers to the next level. The company provides a wide range of products and services for wireless, broadcast, network support, and government markets. The company has sales and service facilities in nearly 90 countries. Additional information about Harris Corporation can be found at http://www.harris.com.

NOTE: In conjunction with this press release, the company will conduct a conference call on Tuesday, February 27th at 8:30 a.m. Eastern. Interested individuals are invited to listen to the call by dialing: (800) 231-9012. In addition, a replay of the teleconference will be available at (888) 203-1112, conference code 493273, beginning at 10:30 a.m. Eastern on Tuesday, February 27th, and will run until Monday, March 5th at midnight Eastern.


FORWARD-LOOKING STATEMENT
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This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. These statements may be identified by their use of forward-looking terminology, such as "believes", "expects", "may", "should", "would", "will", "intends", "plans", "estimates", "anticipates", and similar words. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company's consolidated results and the forward-looking statements could be affected by many factors, including: general economic conditions in the markets in which the company operates; economic developments that have a particularly adverse effect on one or more of the markets served by the company; continuing weakness in the CLEC market and in the financial condition of service providers; continuing challenges and the exit of its telecom switching business; stability of key markets for communications products, particularly Asia and Brazil; fluctuation in foreign currency exchange rates and the effectiveness of the company's currency hedging program; fluctuations in the U.S. and worldwide defense and space budgets; effect of the consolidation in the U.S. defense industry on the company's direct and indirect business with the U.S. government; the company's ability to receive government contract awards; continued development and market acceptance of new products, especially digital television broadcast products and broadband wireless access products; ability to be successful in the management and integration of acquired businesses; ability to achieve further product cost reductions and efficiencies in the company's commercial manufacturing operations; ability to continue liquidation of its marketable securities portfolio; and the successful resolution of patent infringement and other general litigation. Other factors that may impact the company's results and forward-looking statements may be disclosed in the company's filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and Harris disclaims any intention or obligation to update or revise any forward-looking statements.

Investor relations inquiries: Pamela Padgett at 321-727-9383, or ppadge01@harris.com